EXHIBIT 10.8

CONSULTING AGREEMENT
CORRECTED AND RESTATED AS OF 11-11-11

THIS AGREEMENT is made as of this the 12th day of August 2011 by and between Quamtel, Inc. (the “Company”), and Sequoia Asset Management Group (referred to herein as the Consultant).

WHEREAS, Company desires to retain Consultant to assist the Company in the matters described in this Agreement,

NOW, THEREFORE, in consideration of the premises and the agreements contained herein the Company and Consultant hereby agree as follows:

1.	Consulting Services.

1.1    Beginning the date hereof, the Company hereby retains Consultant and Consultant hereby agrees to perform consulting services for the Company as requested from time to time by the President of the. Such services shall be primarily related to advice and counsel regarding the Companys strategic opportunities, sales and marketing.

1.2    Consultant shall at all times be free to devote time to occupations, employment and activities other than those provided for in this Agreement.

1.3   The relationship created between the Company and Consultant by this Agreement is that of a hiring corporation and an independent contractor.  The methods and means of performing the work by Consultant under this Agreement will be solely within the control of Consultant.  Consultant acknowledges and agrees that Company’s worker’s compensation insurance does not cover Consultant or any employee of Consultant.  Consultant further acknowledges and agrees that because he is an independent contractor, the Company has no responsibility for withholding any employee related taxes including, without limitation, state or federal income taxes, unemployment taxes, FICA taxes, and disability insurance charges.

2.
Consideration.  Company will pay to Consultant for his services hereunder a total of 200,000 shares of the Company’s common stock. (the “Shares”).  In addition, the Company shall reimburse Consultant for all pre-approved expenses incurred by him in connection with his duties hereunder, provided that all expenses shall be incurred pursuant to Company policies in effect from time to time.  These shares shall be issues from the company's stock option compensation share plan.

3.	Term. The term of this Agreement shall be for a period of one year.

4.	General.

4.1.	This Agreement supersedes all prior agreements and understandings between the Consultant and the Company with regard to the subject matter of this Agreement.

4.2.	No modification, termination, or waiver under this Agreement shall be valid unless in writing and signed by the Consultant and the Company.

4.3
This Agreement shall inure to the benefit of and be binding upon any successor or assign of the Company and shall inure to the benefit of and be binding upon the Consultant’s heirs, successors and assigns.

4.4
The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach of Consultant and the waiver by Consultant of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

QUAMTEL, INC.

By:
Stuart Ehrlich CEO-President

By:
Carl Silva / Sequoia Asset Management Group

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